Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Embassy Bancorp, Inc.

We hereby consent to the incorporation by reference in the Registration Statements on Forms S-8 (Nos. 333-165015 and 333-169018) of Embassy Bancorp, Inc. of our report dated March 30, 2012, relating to the consolidated financial statements, which appears in this Annual Report on Form 10-K.

/s/ ParenteBeard LLC

ParenteBeard LLC
Allentown, Pennsylvania
March 30, 2012